FORM N-SAR SUB-ITEM 77Q2 EXHIBIT



Mr. Paul C. Guidone, a director of the Seligman Select Municipal Fund, Inc., purchased a total of 4,822 shares of the registrant in two separate transactions on May 15, 2002. These transactions were not reported on Form 4 in June 2002, but were subsequently reported on Form 4 on August 14, 2002.